Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, GA 30309-3521 Tel: +1 404 572 4600 Fax: +1 404 572 5100 www.kslaw.com

August 6, 2020

SiteOne Landscape Supply, Inc.

300 Colonial Center Parkway, Suite 600

Roswell, Georgia 30076

Ladies and Gentlemen,

We have acted as counsel to SiteOne Landscape Supply, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of 2,150,000 shares (the “Firm Shares”) of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), and, at the option of the Underwriter (as defined below), up to an additional 322,500 shares of Common Stock (the “Option Shares” and, together with the Firm Shares, the “Shares”), by the Company pursuant to the Underwriting Agreement, dated August 3, 2020, between the Company and BofA Securities, Inc (the “Underwriter”).

In so acting, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set forth below. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all documents submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, when issued and delivered in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the federal laws of the United States of America and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

SiteOne Landscape Supply, Inc.

August 6, 2020

We consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed on August 6, 2020 to be incorporated by reference into the Registration Statement on Form S-3 (File No. 333-240295) relating to the Shares and to the reference to us under the caption “Validity of Common Stock” in the Prospectus Supplement dated August 3, 2020. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ King & Spalding LLP